UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CAVALIER HOMES, INC.
(Name of Registrant as Specified in Its Charter)

LEGACY HOUSING, LTD.
GPLH, LC
SHIPLEY BROTHERS, LTD.
K-SHIPLEY, LLC
D-SHIPLEY, LLC
B-SHIPLEY, LLC
FEDERAL INVESTORS SERVICING, LTD
FEDERAL INVESTORS MANAGEMENT, L.C.
KENNETH E. SHIPLEY
CURTIS D. HODGSON
DOUGLAS M. SHIPLEY
BILLY G. SHIPLEY
MICHAEL R. O’CONNOR

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On April 8, 2009, the members of the Cavalier Homes Committee for Change (the “Committee”), including Legacy Housing, LTD., made a definitive filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the 2009 annual meeting of stockholders of Cavalier Homes, Inc. The Committee urges stockholders to read the proxy statement because it contains important information.

Item 1:  On April 23, 2009, the Committee delivered the following presentation to the RiskMetrics Group:

Cavalier Homes, Inc.
(NYSE Alternext US: CAV)

Cavalier Homes Committee For Change

Investor Presentation

April 2009

Forward-Looking Statements

This presentation is for general informational purposes only. It does not have regard to the specific investment objective, financial situation, suitability, or the particular need of any specific person who may receive this presentation, and should not be taken as advice on the merits of any investment decision. The views expressed herein represent the opinions of the Cavalier Homes Committee For Change (the "Committee") and are based on publicly available information with respect to Cavalier Homes, Inc. (the "Issuer," the "Company" or "CAV"). Certain financial information and data used herein have been derived or obtained from filings made with the Securities and Exchange Commission (the "SEC") by the Issuer or other companies the Committee considers comparable.

Except for the historical information contained herein, the matters addressed in this presentation are forward-looking statements that involve certain risks and uncertainties. You should be aware that actual results could differ materially from those contained in the forward-looking statements. The participants assume no obligation to update the forward-looking information.

The Committee has not sought or obtained consent from any third party to the use of previously published information as proxy soliciting material. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. No warranty is made that data or information, whether derived or obtained from filings made with the SEC or from any third party, is accurate.

The Committee shall not be responsible or have any liability for any misinformation contained in any third party SEC filing or third party report. There is no assurance or guarantee with respect to the prices at which any securities of the Issuer will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections, pro forma information and potential impact of the Committee's strategic plan set forth herein are based on assumptions which the Committee believes to be reasonable, but there can be no assurance or guarantee that actual results or performance of the Issuer will not differ, and such differences may be material. This presentation does not recommend the purchase or sale of any security. Members of the Committee reserve the right to change any of their opinions expressed herein at any time as they deem appropriate. The Committee disclaims any obligation to update the information contained herein.

Under no circumstances is this presentation to be used or considered as an offer to sell or a solicitation of an offer to buy any security. Members of the Committee currently hold shares of common stock representing an aggregate ownership of approximately 9.6% of the outstanding common stock of the Issuer.

The Committee advises all stockholders of the Issuer to read the proxy statement and any other proxy materials in connection with the 2009 annual meeting of stockholders of the Issuer because they contain important information. Such proxy materials are available at no charge on the SEC's web site at http://www.sec.gov and at the Committee's web site at www.cavalierhomescommitteeforchange.com. In addition, the Committee will provide copies of the proxy materials without charge upon request. Requests for copies should be directed to the Committee's proxy solicitor, Okapi Partners, at its toll-free number: 1-877-259-6290.

Turmoil at Cavalier

- We believe revenues have declined approximately 83% in the last 10 years
- Stock, as of April 21, 2009, is trading below the cash value of the Company
- Three key executives have been laid off within the past year - all replaced by consultants and/or persons with little or no industry experience
  - David Robertson, President and CEO – 25 years of experience
  - Gregory Brown, Chief Operating officer – 22 years of experience
  - Carl James, Director of Purchasing – over 20 years of experience
- Retail financing arm, CIS Financial Services Inc. ("CIS"), sold despite being one of the Company's leading profit centers
- No wholesale (floor-plan) financing in place despite announcement that the three primary national floor-plan lenders have announced plans to terminate or significantly modify their floor plan programs to the manufactured housing industry
- A key industry analyst has questioned Cavalier's ability to survive
  - Grissom Guides – in referring to the hire of Avondale and the sale of CIS stated in February, 2009

    "Together these two actions suggest Cavalier is in serious trouble and may not survive"
- Virtually same business plan from Board and Management delivered to shareholders for the past three years
- Board appointed 3 new directors with no industry experience shortly after the announcement of our nominees – we question the Board's motivations.

Board Unresponsive to Stockholders

- Members of the Committee met with Cavalier on June 19, 2008 at which we proposed a stock-for-*restricted stock* merger between Legacy Housing, LTD ("Legacy") and Cavalier. There was absolutely no follow up. There was no counter-offer or negotiation of any kind. We first learned of the Board's claim that they "carefully considered" our proposal by reading their recent letter to stockholders dated April 7, 2009 – almost a year later.

- Board stated it was considering the sale of CIS – we contacted the Board to state this was a mistake. We received no response from the Board and a month later the closing of the sale was publicly announced.

- We publicly announced our nominations – the Board added three new directors shortly thereafter.

- We filed our preliminary proxy – we were then contacted by representatives of the Board to engage in settlement talks.

- We responded within three days to the Boards representatives.

- A month later and we have received no response.

Who We Are

- The members of the Committee currently own, in the aggregate, 9.6% of Cavalier stock – all purchased in the open market
- Our Nominees are experts in the industry with over 100 of experience in the manufactured home business, including retail sales, wholesale sales, inventory financing, retail financing, community development, park development and manufacturing.
  - Ken Shipley – has owned and operated mobile home sales centers for over 29 years with extensive retail and wholesale sales of mobile homes
  - Curt Hodgson – has owned and operated various mobile home facilities for over 25 years and has extensive manufacturing and finance experience
  - Michael O'Connor – has been involved in mobile home finance since 1961 and has extensive experience in this specific field
- Unlike our Nominees, the Company's nominees have virtually no experience in the mobile home industry (other than their years on Cavalier's Board).
- Our Nominees have a strong work ethic and strong relationships within the industry and, as fellow stockholders, will work diligently to maximize value for all stockholders

Our Nominees have the Experience to Make the Changes Needed at Cavalier!

Background

- The Committee is one of Cavalier's largest stockholders with a beneficial ownership of 9.6% of the shares outstanding. We made our first investment in Shares of Cavalier in January 2006.
- In June 2008 members of the Committee commenced discussions with the Board concerning the Company's business strategy and operations and outlined several steps to restore profitability including, to expand the retail financing division of the Company's financial services subsidiary, CIS, to expand its wholesale "floor plan" financing arrangements and to reduce selling, general and administrative expenses, among other things.
- On June 19, 2008, members of the Committee met with the Board to discuss strategic alternatives including the possible business combination of Cavalier with another public or private company in the industry, including Legacy, a company that primarily engages in the business of mobile home financing and manufacturing and is owned by two of the Committee Nominees.
- The Company failed to respond to our proposal for a stock-for-restricted stock merger with Legacy and after a continued decline in both stock price and revenues at the Company, Legacy concluded that a merger would not be of benefit to Legacy or the Company.
- On January 8, 2009, after learning the previous day that the Company intended to sell its most profitable unit, CIS, members of the Committee wrote a letter to the Board urging them to not only reconsider this decision but to expand CIS. Once again the Board failed to respond.
- On January 21, 2009, the Company announced that it had entered into a stock purchase agreement with Triad Financial Services for the sale of CIS and that they had engaged Avondale Partners to explore strategic alternatives for the Company. In response, we felt compelled to seek representation on the Board and informally notified the Board of our intent to nominate independent directors to the Board at the Annual Meeting. Again, receiving no response from the Board, we formally notified the Board of our intent to nominate directors at the Annual Meeting on February 5, 2009.
- On March 4, 2009, the Board unilaterally announced that effective February 26, 2009 it had increased the size of the Board to 8 members and, without a stockholder vote, suddenly appointed 3 new directors, none of these directors had any manufactured home experience. The Board also announced the closing of the sale of CIS the previous week.
- On March 18, 2009, Cavalier's legal counsel contacted our legal counsel to discuss a possible settlement of the proxy contest. Our counsel promptly responded on March 20, 2009 with a telephonic conference call to the Company's legal counsel to discuss settlement points which included: the removal of anti-takeover provisions in the Company's by-laws, decrease in Board size, appointment of the Committee Nominees and the adoption of a director stock ownership policy. To date the Company has not responded.

The Committee is Proposing an Alternative Slate of Highly-Qualified Nominees

Michael R. O'Connor From 1992 to 2006, Mr. O'Connor worked as a field manager for Clayton Mobile Homes, a national mobile and manufactured home company, with responsibilities in New Mexico, Colorado, Arizona and Texas. From 1986 to 1991, Mr. O'Connor headed an office for Security Pacific Bank (prior to its acquisition by Bank of America) focusing on manufactured home finance. From 1985 to 1986, Mr. O'Connor owned and operated A Bar K, a retail manufactured home business in Buda, Texas. From 1961 to 1984, Mr. O'Connor was employed by GE Capital and carried out various responsibilities relating to the manufactured home business and finance. During this time, Mr. O'Connor established numerous branches for GE Financial. Mr. O'Connor has overseen, managed and established procedures for credit, collection and financial companies and has operated, owned and managed several businesses. In total, Mr. O'Connor has over forty years of experience in the manufactured home business. Mr. O'Connor has a Bachelor of Arts degree in accounting with a minor in economics from Loras College.

Kenneth E. Shipley co-founded Legacy in May 2005. Mr. Shipley has served as (i) manager, president and assistant secretary of GPLH, LC, the general partner of Legacy, since May 2005; (ii) manager and president of K-Shipley, LLC, the general partner of Shipley Brothers, LTD., which is a member and manager of GPLH, since March 2001; (iii) manager of Federal Management, L.C., which is the general partner of Federal Investors Servicing, LTD, a company that primarily engages in the business of mobile home financing, since 1990; and (iv) owner and operator of Bell Mobile Homes, a wholesaler and retailer of manufactured homes in Levelland, Texas, since 1981. Mr. Shipley owns several manufactured home parks and has an extensive portfolio of "in house financed notes" secured by manufactured homes.

Curtis D. Hodgson co-founded Legacy in May 2005. Mr. Hodgson has served as: (i) manager, vice president and secretary of GPLH since May 2005; and (ii) the sole stockholder and president of Cusach, Inc, a wholesaler and retailer of manufactured homes, since 1980. Mr. Hodgson has owned and operated numerous businesses, including businesses with financial and real estate holdings, has owned and operated several manufactured home retail operations and manufactured home parks and has an extensive portfolio of "in-house financed notes" secured by manufactured homes. Mr. Hodgson has over twenty years of experience as an entrepreneur and an investor in complex trading scenarios, including options and commodities. Mr. Hodgson is consistently required to discuss and analyze accounting practices, financial practices and auditing procedures. Mr. Hodgson has a Bachelor of Science degree in engineering from the University of Michigan and a Juris Doctorate degree from the University of Texas.

Overview of Cavalier

- Cavalier was founded in 1984 and went public in 1986. The current Chairman, Barry B. Donnell, and one other director have been directors since 1986.
- During the 1990s, the Company enjoyed considerable growth. But for the last ten years, well before the current financial and housing crisis began, the Company's performance has suffered. We believe over the past ten years, this Board has overseen a disastrous financial performance:
  - An 83% drop in quarterly revenues from $163,416,000 to $27,046,000;
  - A 60% drop in stockholder equity from $129,391,000 to $52,596,000; and
  - A cumulative LOSS of $75,418,000.
- Cavalier has acquired many manufactured home companies during this period:
  - Astro, Becccrest, Belmont, Brigadier, Bucaneer, Crimson, Homestead, Mansion, Riverchase and Spirit

Same Old Plan with Same Old Results

- The Company's business plan may seem familiar because it is almost the exact same business plan they have cited in their Annual Reports for three straight years. We do not see any measures evidencing the success of this plan for the last three years. Why should now be any different?

- The only exception is the elimination of the one business strategy which was and, in our opinion, would have continued to be successful – to pursue the financing, insurance and other activities of CIS and the financial services segment

- The Company's Chairman of the Board, Barry B. Donnell, said in an August 2008 press release, following the appointment of Bobby Tenser as interim President and Chief Executive Officer of the Company, that "...the Board decided, based on a variety of factors, that it was time the Company took a new direction". We do not see any new direction taken – the Company has continued to sell its valuable assets.

No Action Taken to Stop Massive Decline

QUARTERLY REVENUE: 1999-2008



$180,000
$160,000
$140,000
$120,000
$100,000
$80,000
$60,000
$40,000
$20,000
$0
AMOUNT IN THOUSANDS
FISCAL YEAR (BY QUARTERS)

Company Has No Plans to Reverse the Trend

- The Company highlights in its Form 10K for fiscal year 2008 the fact that the lack of wholesale and retail lenders in the manufactured housing industry may have an adverse affect on its business and financial condition
- Their plan does not address this scarcity of lenders in the industry except to say that they may have to use some existing cash to provide financing under various floor plan programs as one of the primary national floor-plan lenders is requiring manufacturers to do
- We believe their plan has no specifics and will not reverse the Company's downward trend. The Board's plan states:
  - control costs in light of currently prevailing industry conditions;
  - improve manufacturing cost efficiencies;
  - attempt to generate an increase in sales in an increasingly competitive environment;
  - improve brand management and penetration;
  - increase market share;
  - maintain consistent profitability;
  - develop our exclusive and independent dealer network;
  - eliminate redundant products to streamline production in an effort to reduce costs; and
  - manage product/model management, engineering, and service/warranty at the operating division in order to reduce our costs and shorten response times to customers.

Why have these strategies failed to be implemented or achieved?

We believe they are in Liquidation Mode

- Under the current Chairman's tenure, the Company has not expanded into any segment of the manufactured home industry that could reverse the Company's downward trend. Instead, the Company sold asset after asset after asset.
  - In late-February 2009, the Board sold CIS for $750,000, which is less than CIS' average annual profit from 2006 to 2008.
  - In mid-February 2009, the Board sold a brand new, never-used, 179,000 square foot building in Cordele, GA for $2,975,000 at a significant loss to cost.
  - We believe the Company has sold almost 20 facilities in the past 10 years
- Cavalier has increased its cash reserves to over $30 million according to the Company's latest 10-K, but we believe the Board has no viable plan for using that money to grow the Company's revenues and profits
- Stockholders have the right to demand that their capital be used to grow the business and increase profitability.

The Liquidation of Cavalier*


TOTAL ASSETS: 1999-2008
$250,000
$200,000
$150,000
$100,000
$50,000
$-
Amount in Thousands
$233,578
$187,595
$174,116
$130,071
$98,533
$98,230
$132,821
$96,706
$91,377
$80,795
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
Fiscal Year

*(Does Not Include Recent Sale of CIS or idled Georgia facility)

The Board's Reasons for Pursuit of Sale

- **We Believe that the Board's Pursuit of a Sale of the Company is Ill-Timed and in Response to the Committee's Nomination**

  - Why would the Company put themselves up for sale now – in one of the worst economic environments in our lifetime?
  - Could it be related to the grants of stock options to executives and the Board that would vest with a change of control?
  - We believe Cavalier can be turned around and that our presence on the Board is necessary to effectuate a change in strategy and an improvement in execution.
  - Only after Cavalier's stock price reflects an enterprise value greater than book value will our Nominees encourage the other members of the Board to explore all strategic alternatives.
  - The Company states that part of the reason they sold CIS was their worry that they would not be able to resell the loans. This despite the fact that a government programs had already been announced to do just that. The FHA Manufactured Housing Loan Modernization Act of 2008 (Subtitle B of Title II of the Housing and Economic Recovery Act of 2008; Public Law 110-289, approved July 30, 2008).

Compensation and SG&A Costs

- Paid its current Chairman, Barry B. Donnell, cash compensation of over $7,000,000, on top of that, granted him long-term "incentive" options to buy hundreds-of-thousands of shares of Company stock, at strike prices as low as $0.68 per share. The Company has also continuously paid nearly $50,000 per year for his separate office space in Wichita Falls, Texas.

- Replaced President and Chief Executive Officer David Robertson, who has extensive experience in the manufactured home industry and was compensated at $21,000 a month with Bobby Tesney, who was supposed to be only an interim replacement and has limited manufactured home experience, and compensated him at $38,000 a month – not cost cutting.

- We are concerned the Company's compensation plan fails to take into account the Company's losses and declining revenues. If the Company shows a loss one year, and then books a profit the next year, the key executives qualify for bonuses amounting to several times their annual salary, plus stock options, plus 401(k) money, plus automobiles (or trucks), plus life insurance.

- Continued to spend stockholder money on such luxury items as a SKYBOX to watch Alabama football games! What possibly justifies this expense?

Our Plan–Restoring Stability and Profitability

- Build Morale with a solid plan for the Company
- Reach out to all experienced personnel that can make Cavalier a success
- Focus on selling low and medium-priced products;
- De-emphasize higher-priced products;
- Provide wholesale "floor plan" financing arrangements to certain existing dealers;
- Create new retailers through wholesale "floor plan" financing arrangements;
- Expand CIS' retail financing division;
- Reduce "selling, general and administrative" expenses to 10% of sales; and
- Work on building brand names.

Response to Cavalier Attacks on the Committee

- Cavalier sold Legacy its idled Texas manufacturing facility in 2005. We believe Cavalier has sold over 20 plants in the last 10 years and, to our knowledge, has never expressed any concerns over competition issues with Legacy
- In Cavalier's recent Form 10-K they list 11 states in which they do 94% of their business – Texas was not listed. Legacy does the great majority of its business in Texas.
- Fort Worth is about 700 miles from Cavalier's nearest manufacturing plant in Addison, Alabama. The high cost of transportation (approximately $6 a mile) over the 700 miles of separation prevents Legacy and Cavalier from being "direct" competitors. In fact, none of Legacy's 150 dealers also represents Cavalier, though many do represent various other manufacturers.
- National companies such as Fleetwood, Champion, Palm Harbor, Clayton, Patriot, Southern Energy and previously, Oakwood, Tidwell and Cavalier, have all maintained manufacturing facilities in both Texas and the southeast, separately serving the different markets. **Texas manufacturers simply do not directly compete with southeastern manufacturers.**
- We further believe our plan for Cavalier, which emphasizes low-end manufacturing, financing and other opportunities does not raise any competitive issues between the two companies.
- As for our one meeting in June 2008, at which we proposed a stock-for-*restricted stock* merger between Legacy and Cavalier, there was absolutely no follow up. There was no counter-offer or negotiation of any kind. We first learned of the Board's claim that they "carefully considered" our proposal by reading their recent letter to stockholders dated April 7, 2009 – almost a year later.

Summary

- Our Nominees have the unique experience and qualifications to effect change at Cavalier. Our Nominees have been consistently ahead of the trend in the mobile home industry, recognizing and taking advantage of new revenue and profit opportunities such as wholesale floor-planning, retail finance and insurance.

- We are stockholders who made an investment in Cavalier just like you. We believe we have the experience and know-how to add value to your investment. In our opinion, the current Board has little experience in the manufactured home business, which we believe is essential. We believe that this lack of experience has resulted in a stock price that is down 90% from its high, an "accumulated loss" rather than retained earnings, a steady decline of revenues and questionable compensation practices. Moreover, we believe the Board has failed to take the necessary action to achieve profitability.

- These factors motivated us to form this Committee and to contest three of the Board's nominees with our own independent Nominees, each of whom has a proven track record of success in the manufactured home business. Our three independent Nominees have experience in nearly all segments of the manufactured home business, including retail sales, wholesale sales, inventory financing, retail financing, community development, park development and manufacturing.

- Our Nominees have the plan, resources and experience to develop new opportunities for Cavalier. And, most importantly, our Nominees will put the interests of stockholders above their own.

Appendix

Directors and Officers

Board of Directors

Thomas A. Broughton, III [1,2,3]
President and Chief Executive Officer
ServisFirst Bank
Birmingham, Alabama
Director since 1986

Barry Donnell
Chairman
Cavalier Homes, Inc.
Wichita Falls, Texas
Director since 1986

Lee Roy Jordan [1,2]
Retired President
Lee Roy Jordan Redwood Lumber Co., Inc.
Dallas, Texas
Director since 1993

John W Lowe
Partner
Law Firm of Lowe, Mobley & Lowe
Haleyville, Alabama
Director since 1984

David A. Roberson
President and Chief Executive Officer
Cavalier Homes, Inc.
Addison, Alabama
Director since 1996

Officers

David A. Roberson
President and Chief Executive Officer

Gregory A. Brown
Chief Operating Officer

Michael R. Murphy
Chief Financial Officer and Secretary

EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

Executive Officers

The following table sets forth certain information concerning our executive officers, who are elected annually by the Board of Directors:

Name	Age	Position
David A. Roberson	51	President and Chief Executive Officer
Michael R. Murphy	62	Vice President, CFO and Secretary-Treasurer
Gregory A. Brown	50	Chief Operating Officer

Mr. Roberson has served as our President and Chief Executive Officer since 1996. Mr. Murphy has served as our Chief Financial Officer and Secretary-Treasurer since 1996. Mr. Brown was named Chief Operating Officer in February 2002. Prior to becoming Chief Operating Officer, Mr. Brown had served as our Director of Manufacturing Operations since 1999.

Cavalier Names Greg Brown Chief Operating Officer.

Addison, AL – (BUSINESS WIRE) – Feb. 19, 2002

Cavalier Homes, Inc. (NYSE:CAV) today announced that Gregory A. Brown (age 44) has been named to the newly created post of Chief Operating Officer. In this capacity, he will be responsible for the Company's day-to-day manufacturing operations.

Brown has served as Director of Manufacturing Operations for Cavalier since 1999. From 1985 to 1999, he held various positions with Brigadier Homes, a division of Cavalier, serving lastly as General Manager. Prior to joining Brigadier, his career included positions such as assistant corporate controller for Dynascan Corporation in Chicago, director of internal audit for The Commodore Corporation, senior financial analyst for Baxter Travenol Laboratories, and was a member of the audit staff of Arthur Andersen in Chicago.

Barry Donnell, Chairman of Cavalier, commented, "We are pleased to recognize Greg's hard work and dedication by naming him to this new position. We feel fortunate to have someone with his industry experience and Company knowledge as a member of our management team."

Brown earned a Bachelor of Science degree in Economics from Iowa State University. He is a member of the Board of Directors of the Manufactured Housing Institute and a former member of the board for the North Carolina Manufactured Housing Institute. He is active in civic organizations, having served on the board for the Nash County Boys and Girls Clubs, and is a member of St. Ann Catholic Church in Decatur, Alabama. Brown resides in Decatur with his wife, Melinda, and their three children, Nicholas, Madison and Reagan.

Cavalier Homes, Inc. and its subsidiaries produce, sell, and finance manufactured housing. The Company markets its homes primarily through independent dealers, including exclusive dealers that carry only Cavalier products, and provides financial services primarily to retail purchasers of manufactured homes sold through its dealer network.

FROM LAST YEAR'S 10-K

We are dependent on the services of our management team, and the unexpected loss of key officers may adversely affect our operations.

Our success depends highly upon the personal efforts and abilities of our current executive officers. Specifically, we rely on the efforts of our President and Chief Executive Officer, David A. Roberson, our Chief Operating Officer, Gregory A. Brown, and our Vice President, Chief Financial Officer and Secretary-Treasurer, Michael R. Murphy. The loss of the services of one or more of these individuals could have a material adverse effect upon our business. We do not have employment or non-competition agreements with any of our executive officers. Our ability to continue to work through the industry's current downturn will depend upon our ability to retain, and attract if necessary, experienced management personnel.

Subsidiaries and Divisions

HOME MANUFACTURING

Addison Division
of Cavalier Home Builders, LLC
Addison, Alabama (2 facilities)
(256) 747-1575 / Fax (256) 747-8019
Gregory A. Brown, Chief Operating Officer

Hamilton Division
of Cavalier Home Builders, LLC
Hamilton, Alabama
(205) 921-3135 / Fax (205) 921-7390
Dale Gilliland, Division General Manager

Millen Division
of Cavalier Home Builders, LLC
Millen, Georgia
(478) 982-4000 / Fax (478) 982-2992
Jeff Mooring, President
Mike Birdwell, Division General Manager

Nashville Division
of Cavalier Home Builders, LLC
Nashville, North Carolina
(252) 459-7026 / Fax (252) 459-7529
Jeff Mooring, President
Dick Kluttz, Division General Manager and Controller

Other contact information:
Mike Kennedy
Vice President
Cavalier Home Builders, LLC
(256) 747-9881 / Fax (256) 747-3044

COMPONENT MANUFACTURING

Carl James, Group President
(205) 485-2447 / Fax (205) 485-2677

Quality Housing Supply, LLC
Hamilton, Alabama
(205) 921-2880 / Fax (205) 921-5400
Jay Godsey, President

Marion Mouldings
Division of Quality Housing Supply, LLC
Winfield, Alabama
(205) 487-0505 / Fax (205) 487-0506
Jerry Perkins, President

Ridge Pointe Manufacturing, LLC
Haleyville, Alabama
(205) 486-6484 / Fax (205) 486-1629
Jerry Perkins, President

Ridge Crest
Division of Ridge Pointe Manufacturing, LLC
Haleyville, Alabama
(205) 485-2447 / Fax (205) 485-2677
Jerry Perkins, President

FINANCIAL SERVICES

CIS Financial Services, Inc.
Hamilton, Alabama
(205) 921-4814 Fax (205) 921-4965
Paula Reeves, President

CORPORATE SERVICES

Jeffrey D. Cook
Chief Information Officer
(205) 921-3922 x3055 / Fax (205) 952-9688

C. W. (Bill) Smith
Corporate Controller – External Reporting
(256) 747-9874 / Fax (256) 747-3044

Alan Andrews
Corporate Controller – Internal Reporting
(256) 747-9828 Fax (256) 747-3044

H. Jason Atkins
Director of Audit and Compliance
(256) 747-9829 Fax (256) 747-8712

Carl James
Director of Purchasing
(256) 747-9830 / Fax (256) 747-3044

Jerry A. Haynes
Director of National Sales and Marketing
(256) 747-9817 / Fax (256) 747-3044

Robert Blake
Corporate Risk Manager and Director of Human Resources
(256) 747-9882 / Fax (256) 747-3044

Chris Waldrep
Director of Engineering
(256) 747-9818 / Fax (256) 747-2344

Michael Wade
Director of Manufacturing Operations
(256) 747-9848 / Fax (256) 747-2344


— THE GRISSIM GUIDES —
TO MANUFACTURED HOMES AND LAND

February 2009

Cavalier Homes, a publicly held builder HQ'ed in Addison, AL, appears to be in a much tougher situation. On January 27, 2009, this well-regarded manufacturer announced that it had retained Avondale Partners, a consulting firm that, among other services, advises troubled corporate clients. The announcement used the phrase "to evaluate strategic alternatives," which in corporate lingo usually means "find a buyer for us before we go under."

Separately, Cavalier agreed to sell its in-house finance company, CIS Financial Services, Inc., to Jacksonville, FL-based Triad Financial Services, one of the industry's oldest (and consistently successful) manufactured home lenders, for $750,000 cash plus CIS's loan portfolio. Together these two actions suggest Cavalier is in serious trouble and may not survive.

Bobby Tesney, Director, Appointed Interim President and Chief Executive Officer of Cavalier Homes, Inc.

ADDISON, Ala.--(BUSINESS WIRE)--Cavalier Homes, Inc. (AMEX:CAV) (the "Company"), today announced that Bobby Tesney, a current director of the Company, has been appointed interim President and Chief Executive Officer, succeeding David Roberson, who voluntarily resigned as President, Chief Executive Officer and Director of the Company effective as of August 15, 2008. Barry Mixon, a Division President of the Company at the time of his retirement on December 31, 2007, has agreed to return to the Company as Executive Vice President. The Company anticipates that Mixon will participate in various operational aspects of the Company and its affiliates and will report directly to Tesney.

The Company's Board of Directors will engage in a search for a permanent President and Chief Executive Officer and, as part of such search, will identify and evaluate President and Chief Executive Officer candidates from within and outside the Company.

"The Company has persevered in the face of difficult industry conditions over the past ten years," said Tesney. "The Board is confident that my interim leadership as President and Chief Executive Officer, combined with Barry's history with the Company and in the industry, will help move the Company forward."

The Company's Chairman of the Board, Barry B. Donnell, said, "I'm highly confident in Bobby Tesney's ability to enhance the performance of our Company as we begin our search for a permanent President and Chief Executive Officer. The Board is looking forward to working with both Bobby and Barry Mixon to move the Company forward during a challenging time for the manufactured housing industry.

"The Board decided, based on a variety of factors, that it was time the Company took a new direction," Donnell continued. "We believe that a fresh perspective, along with the addition of another seasoned veteran of the industry, will reinvigorate the Company going forward."

Manufactured Housing Association of Oklahoma

Oklahoma's
INDUSTRY INSIGHT

March/April 2009

Voice of the *Manufactured Housing Industry* in Oklahoma

Congress Enacts Bigger and Better Home Buyer Tax Credit

On February 17, 2009, President Obama signed legislation that revises and extends the tax credit provisions of The Home Recovery Act of 2008-H.R. 3221, Section 36 of The Act established a First Time Home Buyer Tax Credit for qualified purchasers. A part of the Economic Stimulus Bill created an $8,000 first time home-buyer's tax credit.

Any home purchased, new or resale, which is used as a principal residence will qualify. The home may be a manufactured or modular home and may be on private property or leased land. For the purpose of this legislation, a "first-time home buyer" is someone who hasn't owned a principal residence for three years before buying a home. (The date of purchase is considered the day that the title is transferred.) Only those who purchase a home on or after January 1 and before December 1, 2009 are eligible for the credit. Anyone who bought a home last year won't be able to take advantage of it.



This credit is equivalent to 10 percent of the purchase price of the home. The purchase price if you are building a new home would include not just the home itself but also the lot, development costs and any closing costs. The tax credit is capped at $8,000 and applies only to first-time home buyers and principal residences. However, unlike an earlier $7,500 home buyer tax credit, this one does not have to be repaid.

The tax credit is subject to income limitations. Single buyers need a modified adjusted gross income of $75,000 or less to qualify for the full credit, that's $150,000 for married couples. However, those earning more than these thresholds may be eligible for reduced credits. Because the tax credit is "refundable" qualified buyers can take advantage of it even if they don't have much tax liability. Refundable means that it can be claimed even if the tax-payer has little or no federal income to offset. Should that be the case, the IRS will issue a check to the homebuyer for the difference between the tax due and the amount of the tax credit. Buyers have to own the home for a least three years in order to capitalize on the credit. If they sell the home before then, they will have to return the credit to the government.

To claim the credit or determine the size of your credit you must fill out IRS Form 1040 enter the amount of the credit as determined by filling out Form 5405. The credit generally will be equal to 10% of the purchase price up to a maximum of $8,000.

MHAO has developed a Tax Credit Brochure, if you would like some please respond to info@mhao.org or go to our website www.mhao.org

Triad Financial Services, Inc., Announces its purchase of CIS Financial Services, Inc.,



CIS will now be a wholly-owned subsidiary of Triad. The purchase agreement called for the payment of $750,000 in cash at closing, plus the principal balance of certain outstanding installment loan contracts receivable as of the closing date, which will be paid to Cavalier within 180 days.

Triad is the second-largest and the oldest manufactured home lender in the nation, with offices in Jacksonville, Houston, Chicago, Wichita and Newport Beach. The company services more than $1 billion in loans in 44 states, and originated $300 million in loans in 2008 alone.

CIS originates and purchases manufactured home loans in 20 states and holds several prominent government certifications. The company is a Direct Endorsed Unsupervised FHA Title I and Title II lender. CIS is authorized to issue mortgage-backed securities through Ginnie Mae, and is approved to sell loans directly to Freddie Mac and Fannie Mae and to perform the servicing on the loans.

"We are excited about the sale of CIS to Triad," said Paula Reeves, President of CIS. "It will create many opportunities for growth through expansion of products and services. We look forward to a bright future with Triad."

"Both Triad and CIS are in business to provide the highest-quality consumer finance products and services for manufactured home buyers in the United States," said Don Glisson, Jr. Chief Executive Officer of Triad. "Triad will use its national platform, including 24 regional managers across the country, to grow CIS by capturing and maintaining a meaningful and profitable share of the manufactured home real estate secured business. We're very pleased to add CIS to our team."

Triad currently does 95% of its lending by offering chattel, or non-real estate secured loans, to borrowers. Adding CIS will give Triad immediate access to government-sponsored loan programs, especially FHA, which has increased from 2% to 35% of all real estate loans during the current credit crunch. CIS and its 28-member staff will increase Triad's size to over 140 dedicated employees.

In 2008, Triad was named by *The Jacksonville Business Journal* as one of Northeast Florida's 50 Fastest-Growing Companies. The company was also named "National Lender of the Year" by the Manufactured Housing Institute in 2008. Triad Financial Services is headquartered in Jacksonville, Florida. For more information, visit www.triadfs.com.

MANUFACTURED HOUSING ASSOCIATION OF OKLAHOMA

Oklahoma's

March/April 2009

INDUSTRY INSIGHT

Voice of the Manufactured Housing Industry in Oklahoma

SALE OF CIS TO TRIAD

CIS originates and purchases manufactured home loans in 20 states and holds several prominent government certifications. The company is a Direct Endorsed Unsupervised FHA Title I and Title II lender. CIS is authorized to issue mortgage-backed securities through Ginnie Mae, and is approved to sell loans directly to Freddie Mac and Fannie Mae and to perform the servicing on the loans.

Triad currently does 95% of its lending by offering chattel, or non-real estate secured loans, to borrowers. Adding CIS will give Triad immediate access to government-sponsored loan programs, especially FHA, which has increased from 2% to 35% of all real estate loans during the current credit crunch. CIS and its 28-member staff will increase Triad's size to over 140 dedicated employees.